Exhibit 10.43

Bioventus LLC 4721 Emperor Blvd., Suite 100 Durham, NC 27703 USA	1-919-474-6700 1-800-396-4325 www.BioventusGlobal.com

July 30, 2020

Ken Reali

c/o Bioventus LLC

4721 Emperor Blvd., Suite 100

Durham, NC 27703

Dear Ken:

This will letter will set forth the agreement (this “Agreement”) between you and Bioventus LLC (the “Company”) in connection with the option to purchase Common/Profit Interest Units in the Company or an equivalent number of any newly issued equity interests of any successor entity having the same rights, preferences and limitations as such units (the “Units”). In consideration of the foregoing, you and the Company hereby agree as follows:

1. Grant. Effective as of the date hereof, you are hereby granted the option and right to purchase up to 5935 Units at the purchase price of $42.12 per Unit, as was determined utilizing the 409A valuation of the Company as of April 30, 2020 (the “Exercise Price”), which rights shall be subject to the terms and conditions set forth in this Agreement and all of the applicable provisions of the Amended and Restated Limited Liability Company Agreement of the Company, dated May 4, 2012 (as amended, the “LLC Agreement”) (the “Option”).

2. Exercisability; Notice of Exercise. Provided that you remain continuously employed by the Company, the Option shall exercisable by you on or after the date hereof, in whole or in part, by notifying the Company of such exercise in writing, which notice shall specify the number of Units for which the Option is to be exercised.

3. Expiration of Option. If not exercised by you in accordance with the terms of this Agreement prior to such date, the Option granted herein shall expire on the earlier of (i) the date of the termination of your employment with the Company or any successor entity, or (ii) July 30, 2021, unless extend by mutual written agreement of the parties.

4. Method of Payment. You must pay the full amount of the Exercise Price for the Units you wish to exercise. You may pay the Exercise Price by check or bank draft payable to the Company.

5. Non-Transferability of Option. The Option is not transferable. You may not assign, sell, transfer, encumber, gift, donate, or pledge the Option or any interest therein to any third-party. Any attempted transfer of the Option or any of the rights or obligations granted in this Agreement shall be void.

Ken Reali

July 30, 2020

6. Your Status. You shall not be deemed an equity holder of the Company with respect to any of the shares of Units subject to the Option, except to the extent that such Units shall have been purchased and transferred to you. You acknowledge that ownership of the Units may result in changing your status as an employee of the Company to that of a partner. The Option shall not limit or affect in any way the right of the Company or any successor entity to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

7. Committee Authority. Any questions concerning the interpretation of this Agreement, and any dispute or other controversy that may arise hereunder, shall be determined by the Compensation Committee of the Board of Managers of the Company in its sole and absolute discretion. Any such decision by the Committee on such matters shall be final and binding on the parties.

8. Limitation on Rights; No Right to Future Grants. By entering into this Agreement and accepting the Option, you acknowledge and agree that: (i) you are entering into this Agreement voluntary; (ii) the value of the Option is an extraordinary item which is outside the scope of any employment contract with the Company; (iii) the Option is not part of your normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you will not be entitled to compensation or damages as a consequence of your forfeiture or expiration of any unvested portion of the Option as a result of your separation from service with the Company for any reason; and (iv) in the event that you employment with the Company ceases, the grant of the Option will not be interpreted to form an employment relationship with the Company and the grant of the Option will not be interpreted to form an employment contract with the Company.

9. No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

10. Undertaking. You agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the rights, obligations or limitations imposed on the Option or with respect to your ownership of any Units purchased hereunder pursuant to the express provisions of this Agreement or the LLC Agreement.

11. Entire Contract. This Agreement constitute the entire agreement between the parties hereto with regard to the subject matter hereof.

12. Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the parties and their permitted successors and assigns.

13. Governing Law. The rights and obligations of the parties hereunder, and the interpretation of this Agreement, will be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

Ken Reali

July 30, 2020

If this continues to be acceptable to you, please so indicate by signing and dating where indicated below.

Very truly yours,

/s/ William A Hawkins
William A. Hawkins
Chairman of the Bioventus Board of Managers

ACKNOWLEDGED AND AGREED:

/s/ Ken Reali 9/9/2020
Ken Reali Date